UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     June 29, 2012

INSMED INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

0-30739	54-1972729
(Commission File Number)	(IRS Employer Identification No.)

9 Deer Park Drive, Suite C, Monmouth Junction, New Jersey	08852
(Address of Principal Executive Offices)	(Zip Code)

(732) 997-4600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 29, 2012, Insmed Incorporated (the “Company”) and its domestic subsidiaries, as co-borrowers, entered into a Loan and Security Agreement (the “Loan Agreement”) with Hercules Technology Growth Capital, Inc. (“Hercules”), under which the Company may borrow from Hercules pursuant to a term loan up to $20 million, with $10 million funded on June 29, 2012.  An additional $10 million under the Loan Agreement is available to the Company at its option at any time prior to December 31, 2012.   The term loan bears interest at a rate per annum equal to the greater of (i) 9.25% or (ii) 9.25% plus the sum of the prevailing prime rate minus 4.50%.  The transaction closed on June 29, 2012.

Pursuant to the terms of the Loan Agreement, the Company will make interest-only payments for twelve months, and then repay the principal balance of the loan in monthly installments starting on August 1, 2013 and continuing through December 1, 2015. The Company may extend the interest-only period to December 31, 2013, contingent upon completion of certain ARIKACE® related development milestones. The entire term loan principal balance and all accrued but unpaid interest will be due and payable on January 1, 2016.

In connection with the Loan Agreement, the Company and its domestic subsidiaries granted first priority liens and security interests in substantially all of their assets (exclusive of intellectual property) as collateral for the obligations under the Loan Agreement.

The Loan Agreement also contains representations and warranties by the Company and Hercules and indemnification provisions in favor of Hercules and customary covenants (including limitations on other indebtedness, liens, acquisitions, investments and dividend, but no financial covenants), and events of default (including payment defaults, breaches of covenants following any applicable cure period, a material impairment in the perfection or priority of Hercules’ security interest or in the collateral, and events relating to bankruptcy or insolvency). Upon the occurrence of an event of default, a default interest rate of an additional 5% may be applied to the outstanding loan balances, and Hercules may terminate its lending commitment, declare all outstanding obligations immediately due and payable, and take such other actions as set forth in the Loan Agreement. In addition, pursuant to the Loan Agreement, Hercules has the right to participate, in an amount of up to $1,000,000, in a subsequent private financing of equity securities.

In connection with the Loan Agreement, the Company issued to Hercules a warrant (the “Warrant”) to purchase $970,000 in shares of the Company’s common stock at an exercise price of $2.94 per share (approximately 329,932 shares of the Company’s common stock). The Warrant is exercisable beginning on the date of issuance and expires five years from the date of the grant.  The number and type of shares for which the Warrant is exercisable and the associated exercise price are subject to certain adjustments as set forth in the Warrant.  Until the shares of common stock issuable upon exercise of the Warrant may be resold pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the holder of the Warrant has “piggyback” registration rights, which permit the holder of the Warrant to have the “resale” of the shares of common stock issued upon exercise of the Warrant included on any registration statement of the Company filed after the issuance date (other than registration statements on Form S-4, Form S-8 or any successor forms).

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The descriptions of the Loan Agreement and the Warrant contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement and the Warrant, including exhibits thereto, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 4.1, respectively, and are incorporated herein by reference.

On July 2, 2012, the Company issued a press release regarding the Loan Agreement and the Warrant, which is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item  1.01 of this Current Report on Form 8-K is incorporated by reference into this Item  2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information provided in Item  1.01 of this Current Report on Form 8-K is incorporated by reference into this Item  3.02.

The Company issued the Warrant to Hercules in reliance on the exemption from registration provided for under Section  4(2) of the Securities Act and Regulation D, Rule 504 thereunder. The Company relied on the exemption from registration provided for under Section  4(2) of the Securities Act based in part on the representations made by Hercules that it is an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and that the securities acquired by Hercules were being acquired for investment purposes and not with a view to the sale or distribution of any part thereof.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Warrant to purchase stock issued to Hercules, dated as of June 29, 2012.

10.1	Loan and Security Agreement, dated as of June 29, 2012, by and between the Company and its domestic subsidiaries and Hercules Technology Growth Capital, Inc.

99.1	Press release issued by the Company, dated July 2, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insmed Incorporated

Date: July 2, 2012

	By:	/s/ Kevin P. Tully
Name: Kevin P. Tully C.G.A.
Title: Executive Vice President & Chief
Financial Officer